NEWS RELEASE

The Andersons, Inc. Reports First Quarter Results

MAUMEE, OHIO, May 4, 2021 - The Andersons, Inc. (Nasdaq: ANDE) announces financial results for the first quarter ended March 31, 2021.

First Quarter Highlights:

•Company reported net income attributable to The Andersons of $15.1 million, or $0.45 per diluted share, and adjusted net income of $15.5 million, or $0.46 per diluted share.
•Adjusted EBITDA was $80.2 million for the quarter, up $69.0 million year over year.
•Trade reported pretax income of $13.9 million and adjusted pretax income of $14.3 million on strong merchandising results.
•Ethanol reported pretax income attributable to The Andersons of $2.9 million as ethanol prices and co-product margins improved.
•Plant Nutrient reported pretax income of $8.5 million on solid volume and margins.
•Rail reported pretax income of $4.9 million on railcar sales and credit recoveries.

"We are very pleased with the start to 2021 in this demand-driven agriculture rally. These results are our best first quarter performance since 2014 and reflect good execution coupled with the results of our multi-year cost reduction project. Commodity price volatility and market dislocations have created merchandising opportunities in many of the commodity supply chains that we touch in our Trade business and we expect that this will continue in the near term," said President and CEO Pat Bowe.

"Ethanol margins have improved significantly with ethanol prices reaching levels not seen in over six years, combined with strong margins on our newer high-protein feed and other co-products," added Bowe. "Plant Nutrient had its best first quarter since 2008 with increased volume and strong margins that we expect will continue into the peak planting season. Finally, while Rail has been slower to recover, it has also seen improved results."

$ in millions, except per share amounts
	YTD 2021	YTD 2020	Variance
Pretax Income (Loss) Attributable to the Company[1]	$20.9	$(39.1)	$60.0
Adjusted Pretax Income (Loss) Attributable to the Company[1]	21.3	(37.8)	59.1
Trade[1]	14.3	(8.7)	23.0
Ethanol	2.9	(24.0)	26.9
Plant Nutrient	8.5	(1.2)	9.7
Rail	4.9	1.0	3.9
Other	(9.3)	(5.0)	(4.3)
Net Income (Loss) Attributable to the Company	15.1	(37.7)	52.8
Adjusted Net Income (Loss) Attributable to the Company[1]	15.5	(43.2)	58.7
Diluted EPS	0.45	(1.15)	1.60
Adjusted Diluted EPS[1]	0.46	(1.32)	1.78
EBITDA[1]	79.7	9.9	69.8
Adjusted EBITDA[1]	$80.2	$11.2	$69.0
1 Non-GAAP financial measures; see appendix for explanations and reconciliations.

Liquidity and Cash Management

"Our improved operating performance led to strong cash flow from operations before working capital changes of $89 million for the first quarter," said Executive Vice President and CFO Brian Valentine. "We were able to reduce total long-term debt by more than $35 million and maintained discipline over capital spending in the quarter. We continue to monitor the commodity price impact on our working capital lines and expect that short-term borrowings will continue at a higher level over the next few quarters; we have strong support from our lenders and expect that our capacity will be sufficient to cover our needs. We remain very focused on overall liquidity, disciplined risk management, and expense control."

The company has invested $16 million, net of proceeds from asset sales, on capital projects in the quarter. This is a reduction from 2020, primarily resulting from fewer railcar purchases, and the company expects to spend approximately $100 million in 2021.

Readily marketable inventories of $942 million at March 31, 2021, are supported by short-term borrowings of $915 million. The balance of readily marketable inventories is a significant increase from the March 31, 2020, balances. Short-term borrowings, while typically at a seasonal high in the spring, are further driven by the recent spike in commodity prices.

First Quarter Segment Overview

Trade Records $23 Million Improvement Driven by Merchandising Income

The Trade segment recorded improved adjusted pretax income of $14.3 million for the quarter compared to an adjusted pretax loss of $8.7 million in the first quarter of 2020. The difference in reported and adjusted income in both periods was attributable to stock compensation expense associated with the 2019 acquisition of Lansing Trade Group.

Strong commodity merchandising results are driving nearly all of the year over year improvement, including higher volumes in our propane business. Good positioning and execution within other domestic and export markets has also contributed to year over year improved performance. Operating expenses for the segment were down more than $11 million due to our multi-year cost reduction efforts.

The business continues to benefit from merchandising execution in this volatile, demand-driven market. While the volume of grain in store is expected to remain at levels below recent years for some time, high prices and strong elevation margins are expected to continue at least until the next harvest.

Trade’s first quarter adjusted EBITDA was $32.5 million, up significantly over first quarter 2020 adjusted EBITDA of $9.9 million.

Ethanol Improvement of nearly $27 Million on Improved Co-Product Values and Trading

The Ethanol segment reported pretax income attributable to the company of $2.9 million in the first quarter compared to the pretax loss attributable to the company of $24.0 million it realized in the same period in 2020.

The quarter over quarter improvement was driven by strong co-product margins at the five ethanol plants resulting from the overall price inflation of corn and soybean meal, improved margins for distiller's corn oil and incremental margins on merchandising of vegetable oil and ethanol trading. The segment recorded a non-cash mark-to-market charge of $1.1 million in 2021 compared to a charge of $9.6 million in the first quarter of 2020, a result of the ethanol market's reaction to the pandemic-related reductions in demand that began in March of last year.

Production volumes in the quarter were down slightly compared to 2020 and accelerated maintenance shutdowns at two plants occurred in March of 2021. Sales volumes for ethanol and corn oil are higher; driven by a larger portion of third party sales from the trading business. Ethanol board crush margins have improved significantly during the quarter as driving demand rebounds.

Ethanol recorded EBITDA of $22.0 million in the first quarter of 2021, up from 2020 first quarter EBITDA of $(17.5) million.

Plant Nutrient Best First Quarter since 2008; Rail Best Quarter since Fourth Quarter 2018

The Plant Nutrient segment posted a strong quarter, with year over year improvement of $9.7 million, recording pretax income of $8.5 million in the first quarter compared to a pretax loss of $1.2 million in the same period of the prior year. Demand was strong in the segment with an 18% increase in tons sold, in addition to stronger margins. Plant Nutrient’s current quarter EBITDA was $16.0 million compared to 2020 first quarter EBITDA of $6.9 million. Improvements were experienced across the breadth of product lines and reflect demand from favorable early spring weather, strong grower income, and well-positioned inventory.

Rail recorded first quarter pretax income of $4.9 million compared to $1.0 million of pretax income in the same period of the prior year. Its first quarter 2021 EBITDA was $17.0 million compared to its first quarter 2020 EBITDA of $14.4 million. High scrap steel prices allowed us to scrap older railcars where it made economic sense and, with credit recoveries, led to the improvement in the Leasing business.

Income Taxes; Corporate

The company has recorded income taxes at an effective rate of 30.2% and anticipates a full year effective rate of approximately 29%. This rate increase is a result of additional U.S. tax on income earned in foreign jurisdictions and non-deductible compensation expense.

Increases in Corporate expense are primarily a result of increased variable incentive compensation as a product of the strong first quarter performance. Year over year cost reductions, resulting from our cost savings initiatives, are reflected in our business segments.

Conference Call

The company will host a webcast on Wednesday, May 5, 2021, at 11 a.m. Eastern Daylight Time, to discuss its performance and provide its updated outlook for 2021. To access the call, please dial 866-439-8514 or 678-509-7568 (participant passcode is 6648677). It is recommended that you call 10 minutes before the conference call begins.

To access the webcast, click on the link: https://edge.media-server.com/mmc/p/8d5b4ye6. Complete the four fields as directed and click "Submit." A replay of the call can also be accessed under the heading "Investors" on the company’s website at www.andersonsinc.com.

Annual Shareholder Meeting

On Friday, May 7, 2021, the company will host its virtual annual shareholder meeting.

Forward-Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, the COVID-19 pandemic and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Non-GAAP Measures

This release contains non-GAAP financial measures. The company believes that adjusted pretax income (loss), pretax income (loss) attributable to the company, adjusted pretax income (loss) attributable to the company, adjusted net income attributable to the company, adjusted diluted earnings per share, earnings before interest, taxes, depreciation and amortization (or EBITDA), adjusted EBITDA and cash from operations before working capital changes provide additional information to investors and others about its operations, allowing an evaluation of underlying operating performance and liquidity and better period-to-period comparability. The above measures are not and should not be considered as alternatives to net income, income (loss) before income taxes, diluted earnings (loss) per share attributable to The Andersons, Inc. common shareholders and cash provided by (used in) operating activities as determined by generally accepted accounting principles. Reconciliations of the GAAP to non-GAAP measures may be found within this press release and the financial tables provided herein.

Company Description

Founded in 1947 in Maumee, Ohio, The Andersons, Inc. (Nasdaq: ANDE) is a diversified company rooted in agriculture that conducts business in the commodity trading, ethanol, plant nutrient, and rail sectors. Guided by its Statement of Principles, The Andersons strives to provide extraordinary service to its customers, help its employees improve, support its communities, and increase the value of the company. For more information, please visit www.andersonsinc.com.

Investor Relations Contact
Michael Hoelter
Vice President, Corporate Controller and Investor Relations
Phone: 419-897-6715
E-mail: investorrelations@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended March 31,
(in thousands, except per share data)	2021	2020
Sales and merchandising revenues	$2,635,729	$1,853,105
Cost of sales and merchandising revenues	2,513,017	1,789,975
Gross profit	122,712	63,130
Operating, administrative and general expenses	99,872	105,060
Interest expense, net	13,169	15,587
Other income, net:
Equity in earnings of affiliates, net	1,794	129
Other income, net	7,542	4,813
Income (loss) before income taxes	19,007	(52,575)
Income tax provision (benefit)	5,745	(1,464)
Net income (loss)	13,262	(51,111)
Net loss attributable to the noncontrolling interests	(1,845)	(13,449)
Net income (loss) attributable to The Andersons, Inc.	$15,107	$(37,662)

Per common share:
Basic earnings (loss) attributable to The Andersons, Inc. common shareholders	$0.46	$(1.15)
Diluted earnings (loss) attributable to The Andersons, Inc. common shareholders	$0.45	$(1.15)

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Assets
Current assets:
Cash and cash equivalents	$35,393	$29,123	$19,693
Accounts receivable, net	699,725	659,834	539,671
Inventories	1,295,061	1,300,693	1,028,076
Commodity derivative assets – current	317,939	320,706	149,070
Other current assets	88,771	106,053	85,372
Total current assets	2,436,889	2,416,409	1,821,882
Other assets:
Goodwill	135,709	135,709	135,360
Other intangible assets, net	135,611	142,940	167,398
Right of use assets, net	55,802	56,031	62,182
Other assets, net	63,858	49,907	47,215
Total other assets	390,980	384,587	412,155
Rail assets leased to others, net	580,599	591,946	597,069
Property, plant and equipment, net	858,269	879,179	921,585
Total assets	$4,266,737	$4,272,121	$3,752,691

Liabilities and equity
Current liabilities:
Short-term debt	915,205	403,703	392,450
Trade and other payables	538,691	957,683	553,416
Customer prepayments and deferred revenue	163,935	180,160	121,148
Commodity derivative liabilities – current	91,448	146,990	90,491
Current maturities of long-term debt	49,937	75,475	80,758
Accrued expenses and other current liabilities	158,900	167,671	147,225
Total current liabilities	1,918,116	1,931,682	1,385,488
Long-term lease liabilities	37,246	37,177	43,308
Long-term debt, less current maturities	906,720	916,540	987,526
Deferred income taxes	173,481	170,147	156,804
Other long-term liabilities	48,623	55,915	65,703
Total liabilities	3,084,186	3,111,461	2,638,829
Total equity	1,182,551	1,160,660	1,113,862
Total liabilities and equity	$4,266,737	$4,272,121	$3,752,691

The Andersons, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
	2021	2020
Operating Activities
Net income (loss)	$13,262	$(51,111)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	47,504	46,898
Bad debt (recovery) expense, net	(1,686)	4,310
Equity in earnings of affiliates, net of dividends	(1,794)	(129)
Gain on sales of Rail assets and related leases, net	(2,635)	(645)
Stock-based compensation expense	1,990	2,880
Deferred federal income tax	(2)	16,474
Inventory write down	2,479	10,571
Other	2,100	4,001
Changes in operating assets and liabilities:
Accounts receivable	(33,476)	(11,737)
Inventories	5,007	122,323
Commodity derivatives	(53,295)	1,231
Other assets	16,740	(10,887)
Payables and other accrued expenses	(441,921)	(362,609)
Net cash used in operating activities	(445,727)	(228,430)
Investing Activities
Purchases of Rail assets	(2,611)	(13,270)
Proceeds from sale of Rail assets	5,383	2,405
Purchases of property, plant and equipment and capitalized software	(16,919)	(19,307)
Proceeds from sale of assets	385	36
Purchase of investments	(2,800)	(280)
Other	832	—
Net cash used in investing activities	(15,730)	(30,416)
Financing Activities
Net change in short-term borrowings	510,160	251,712
Proceeds from issuance of long-term debt	89,700	90,736
Payments of long-term debt	(125,884)	(104,913)
Contributions from noncontrolling interest owner	1,960	3,307
Distributions to noncontrolling interest owner	—	(10,298)
Payments of debt issuance costs	(1,225)	(250)
Dividends paid	(5,839)	(5,723)
Other	(1,110)	(994)
Net cash provided by financing activities	467,762	223,577
Effect of exchange rates on cash and cash equivalents	(35)	67
Increase (decrease) in cash and cash equivalents	6,270	(35,202)

Cash and cash equivalents at beginning of period	29,123	54,895
Cash and cash equivalents at end of period	$35,393	$19,693

The Andersons, Inc.
Adjusted Net Income Attributable to The Andersons, Inc.
A non-GAAP financial measure
(unaudited)

	Three months ended March 31,
(in thousands, except per share data)	2021	2020
Net income (loss) attributable to The Andersons, Inc.	$15,107	$(37,662)
Items impacting other income, net of tax:
Transaction related stock compensation	483	1,331
Income tax impact of adjustments (a)	(121)	(6,910)
Total adjusting items, net of tax	362	(5,579)
Adjusted net income (loss) attributable to The Andersons, Inc.	$15,469	$(43,241)

Diluted earnings (loss) attributable to The Andersons, Inc. common shareholders	$0.45	$(1.15)

Impact on diluted earnings (loss) per share	$0.01	$(0.17)
Adjusted diluted earnings (loss) per share	$0.46	$(1.32)
(a) Prior year income tax adjustments include $(6.6) million due to CARES Act benefits.

Adjusted net income (loss) attributable to the Andersons, Inc. reflects reported net income (loss) available to The Andersons, Inc. common shareholders after the removal of specified items described above. Adjusted diluted earnings (loss) per share reflects the fully diluted EPS of The Andersons, Inc. after removal of the effect on EPS as reported of specified items described above. Management believes that Adjusted net income (loss) attributable to The Andersons, Inc. and Adjusted diluted earnings (loss) per share are useful measures of The Andersons, Inc. performance as they provide investors additional information about the operations of the company allowing better evaluation of underlying business performance and better comparability to previous periods. These non-GAAP financial measures are not intended to replace or be alternatives to Net income attributable to The Andersons, Inc. and Diluted earnings attributable to The Andersons, Inc. common shareholders as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s average number of diluted shares outstanding for each respective period in order to arrive at an adjusted diluted earnings (loss) per share amount for each specified item.

The Andersons, Inc.
Segment Data
(unaudited)

(in thousands)	Trade	Ethanol	Plant Nutrient	Rail	Other	Total
Three months ended March 31, 2021
Sales and merchandising revenues	$1,982,508	$442,959	$169,252	$41,010	$—	$2,635,729
Gross profit	72,557	8,483	32,401	9,271	—	122,712
Operating, administrative and general expenses	56,931	6,656	23,399	2,874	10,012	99,872
Other income (loss), net	3,486	1,327	587	1,674	468	7,542
Income (loss) before income taxes	13,855	1,081	8,523	4,891	(9,343)	19,007
Loss attributable to the noncontrolling interests	—	(1,845)	—	—	—	(1,845)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$13,855	$2,926	$8,523	$4,891	$(9,343)	$20,852
Adjustments to income (loss) before income taxes (b)	483	—	—	—	—	483
Adjusted income (loss) before income taxes attributable to The Andersons, Inc. (a)	$14,338	$2,926	$8,523	$4,891	$(9,343)	$21,335

Three months ended March 31, 2020
Sales and merchandising revenues	$1,378,040	$313,039	$124,913	$37,113	$—	$1,853,105
Gross profit	62,466	(29,399)	20,364	9,699	—	63,130
Operating, administrative and general expenses	68,155	6,115	19,741	5,259	5,790	105,060
Other income (loss), net	2,765	446	(30)	1,050	582	4,813
Income (loss) before income taxes	(9,983)	(37,425)	(1,192)	1,007	(4,982)	(52,575)
Loss attributable to the noncontrolling interests	—	(13,449)	—	—	—	(13,449)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(9,983)	$(23,976)	$(1,192)	$1,007	$(4,982)	$(39,126)
Adjustments to income (loss) before income taxes (b)	1,331	—	—	—	—	1,331
Adjusted income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(8,652)	$(23,976)	$(1,192)	$1,007	$(4,982)	$(37,795)
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.
(b) Additional information on the individual adjustments that are included in the adjustments to income (loss) before income taxes can be found in the Reconciliation to EBITDA and Adjusted EBITDA table.

The Andersons, Inc.
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
A non-GAAP financial measure
(unaudited)

(in thousands)	Trade	Ethanol	Plant Nutrient	Rail	Other	Total
Three months ended March 31, 2021
Net income (loss)	$13,855	$1,081	$8,523	$4,891	$(15,088)	$13,262
Interest expense (income)	7,051	2,073	1,066	3,180	(201)	13,169
Tax provision (benefit)	—	—	—	—	5,745	5,745
Depreciation and amortization	11,125	18,814	6,381	8,887	2,297	47,504
EBITDA	32,031	21,968	15,970	16,958	(7,247)	79,680
Adjusting items impacting EBITDA:
Transaction related stock compensation	483	—	—	—	—	483
Total adjusting items	483	—	—	—	—	483
Adjusted EBITDA attributable to The Andersons, Inc.	$32,514	$21,968	$15,970	$16,958	$(7,247)	$80,163

Three months ended March 31, 2020
Net income (loss)	$(9,983)	$(37,425)	$(1,192)	$1,007	$(3,518)	$(51,111)
Interest expense (income)	7,188	2,357	1,785	4,483	(226)	15,587
Tax provision (benefit)	—	—	—	—	(1,464)	(1,464)
Depreciation and amortization	11,344	17,551	6,341	8,919	2,743	46,898
EBITDA	8,549	(17,517)	6,934	14,409	(2,465)	9,910
Adjusting items impacting EBITDA:
Transaction related stock compensation	1,331	—	—	—	—	1,331
Total adjusting items	1,331	—	—	—	—	1,331
Adjusted EBITDA attributable to The Andersons, Inc.	$9,880	$(17,517)	$6,934	$14,409	$(2,465)	$11,241

The Andersons, Inc.
Cash from Operations Before Working Capital Changes
A non-GAAP financial measure
(unaudited)

	Three months ended March 31,
(in thousands, except per share data)	2021	2020
Cash provided by (used in) operating activities	$(445,727)	$(228,430)
Changes in operating assets and liabilities
Accounts receivable	(33,476)	(11,737)
Inventories	5,007	122,323
Commodity derivatives	(53,295)	1,231
Other assets	16,740	(10,887)
Payables and other accrued expenses	(441,921)	(362,609)
Total changes in operating assets and liabilities	(506,945)	(261,679)
Less: changes in CARES Act tax refund receivable	27,697	(21,547)
Cash from operations before working capital changes	$88,915	$11,702

Cash from operations before working capital changes is defined as cash provided by (used in) operating activities before the impact of changes in working capital within the statement of cash flows. The Company calculates cash from operations by eliminating the effect of changes in accounts receivable, inventories, commodity derivatives, other assets, and payables and accrued expenses from the cash provided by (used in) operating activities. Management believes that cash from operations before working capital changes is a useful measure of the company’s performance as it provides investors additional information about the company’s operations allowing better evaluation of underlying business performance and improved comparability to prior periods. Cash from operations before working capital changes is a non-GAAP financial measure and is not intended to replace or be an alternative to cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.